UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

89bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39122	36-4946844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

142 Sansome Street, Second Floor

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 432-9270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETNB	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2024 (the “Closing Date”), 89bio, Inc. (the “Company”) and certain of its subsidiaries party thereto, as co-borrowers (together with the Company, the “Borrowers”), entered into an amendment (the “Amendment”) to the Loan and Security Agreement (the “Existing Loan Agreement”; as amended by the Amendment, the “Loan Agreement”) with the lenders referred to therein (the “Lenders”), K2 HealthVentures LLC (“K2HV”), as administrative agent for the Lenders, and Ankura Trust Company, LLC, as collateral agent for the Lenders. The Amendment increases the principal amount of term loans available under the Loan Agreement to $150.0 million from $100.0 million (the “Term Loan”) consisting of (i) a first tranche of $70.0 million, of which $35.0 million shall be funded at closing (including the refinancing of the existing $25.0 million loan) and of which an additional $35.0 million shall be available through June 30, 2025, (ii) a second tranche of $30.0 million to be funded upon the achievement of a certain time-based, clinical milestone, and (iii) a subsequent third tranche of up to $50.0 million upon the Company’s request, subject to review by the Lenders of certain information from the Company and discretionary approval by the Lenders. The Term Loan matures on October 1, 2028.

The obligations of the Borrowers under the Loan Agreement are secured by certain assets of the Borrowers, including substantially all of the assets of the Company, excluding the Company’s intellectual property.

The Term Loan bears a variable interest rate equal to the greater of (i) 8.95% and (ii) the sum of (a) the Prime Rate as reported in The Wall Street Journal plus (b) 1.75%. The Company may prepay, at its option, all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the Term Loan, subject to a prepayment premium to which the Lenders are entitled and certain notice requirements.

The Lenders may elect at any time following the Closing Date and prior to the full repayment of the Term Loan to convert any portion of the principal amount of the term loans then outstanding, up to an aggregate of $5.0 million in principal amount, into shares of the Company’s common stock (the “Conversion Shares”), at a conversion price equal to 130% of the lowest Trailing Three-Day VWAP (as defined in the Loan Agreement) for the period commencing August 23, 2024 through and including September 30, 2024, subject to certain beneficial ownership limitations. The right to convert up to an aggregate of $7.5 million in principal amount granted in connection with the original closing date of the Existing Loan Agreement remains outstanding.

The proceeds of borrowings under the Loan Agreement are expected to be used for working capital and general corporate requirements.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants.

The Loan Agreement contains customary events of default, including a change in control. Upon the occurrence and continuation of an event of default, all amounts due under the Loan Agreement become (in the case of a bankruptcy event), or may become (in the case of all other events of default and at the option of the administrative agent), immediately due and payable.

In addition, under the Loan Agreement, on the Closing Date, the Company issued to K2HV a warrant to purchase up to 406,951 shares of the Company’s common stock (the “Warrant”) with a warrant price of $7.3719 per share. The actual number of warrants that are vested are subject to amount of the debt drawn down.

The Loan Agreement and the Warrant each provide the Lenders with certain piggyback registration rights with respect to the Conversion Shares and the shares issuable upon exercise of the Warrant.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the complete text of the Warrant filed as Exhibit 4.1 attached hereto. The foregoing description of the Loan Agreement does not purport to be complete. A copy of the Loan Agreement will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024, and the above summary is qualified by reference to the terms of the Loan Agreement set forth in such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above regarding the Warrant and the Conversion Shares is incorporated by reference into this Item 3.02. The issuance of shares of the Company’s common stock underlying the Warrant and the Conversion Shares will be made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock for K2 HealthVentures LLC.

10.1*	Loan and Security Agreement, dated as of January 4, 2023, among 89bio, Inc., 89bio Management, Inc., 89Bio Ltd., K2 HealthVentures LLC and Ankura Trust Company, LLC (filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 6, 2023).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

89bio, Inc.

Date: October 3, 2024	By:	/s/ Rohan Palekar
Rohan Palekar
Chief Executive Officer